Exhibit 10.2

June 28, 2012

Robert E. Sadler, Jr.

[Redacted]

Re:	Consulting Agreement

Dear Bob:

We are pleased that you have agreed to renew your 2010 Consulting Agreement for an additional two year period as detailed below. This letter describes the terms and conditions of your services as a consultant, as well as the remuneration provided for those services.

1.	Purpose of Engagement

Upon the terms and subject to the conditions of this letter, you agree to serve as a consultant to M&T. The services to be performed as a consultant will include, but are not limited to: (1) provide strategic advice and counsel regarding all aspects of the business to M&T management and the Board of Directors of M&T, as requested, including product development/expansion, geographic expansion, acquisitions, mergers and certain customer transactions; (2) be available to meet with, and to be involved with, clients and counterparties, at the request of M&T, where M&T believes that your personal knowledge, attendance and participation could be beneficial to M&T; (3) represent M&T at industry functions and/or with industry trade groups; and (4) perform such other services as the parties may mutually agree upon from time to time during this engagement (collectively, the “Services”). You agree to perform the Services faithfully and diligently for M&T as set forth in this letter.

M&T and you confirm that it is currently anticipated, and it is our mutual intent, that your duties as a consultant over the Term (as defined below) would be substantially less than the level of services performed by you from the period of July 1, 2007 to June 30, 2010 as a full-time employee, as necessary to qualify as a separation of service under 409(A).

2.	Term

The term of your consulting arrangement will be from July 1, 2012 until July 1, 2014 (the “Term”), unless it is sooner terminated or renewed, each as provided in this letter. You are under no obligation to continue this engagement beyond the Term. Additionally, M&T and you may terminate the Term before its scheduled expiration as provided in Section 4.

3.	Fees

During the Term, you will receive an annual retainer of $200,000.00 (the “Consulting Fee”). Your Consulting Fee will be payable quarterly in arrears. In addition, during the Term, M&T shall provide you with the use of your current office located at One M&T Center, Buffalo, NY 14203 and administrative support, as determined by M&T in its discretion, and shall reimburse actual out-of-pocket expenses reasonably incurred by you in connection with the Services (subject to M&T’s applicable expense reimbursement policy, as in effect from time to time).

4.	Renewal and Termination

M&T or you may terminate the Term for any reason before its scheduled expiration by written notice to the other, which notice may be effective immediately. No part of the Consulting Fee will be payable for any period following the date of termination.

The Term may be renewed from time to time if agreed in writing by M&T and you (although neither party has any obligation to agree to a renewal).

5.	Independent Contractor

You agree that you are performing the Services as an independent contractor and not as an employee of M&T.

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

M&T Bank Corporation

/s/ Stephen J. Braunscheidel

Stephen J. Braunscheidel

Executive Vice President

Accepted and Agreed:

/s/ Robert E. Sadler, Jr.

Robert E. Sadler, Jr.